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                                                                    Exhibit 4.5

                       NORTON MOTORS INTERNATIONAL INC.

Warrant Certificate

No. W-_____________                          Certificate for _________ Warrants

                             THIS CERTIFIES THAT

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or registered assigns is the owner of the number of Warrants specified above, of which each one entitles the holder thereof to purchase one fully paid and nonassessable common share, subject to adjustment as provided herein, no par value, of March Motors International, Inc. a Minnesota corporation ("the Company") at any time after the date hereof at a exercise price of $3.00 per share.

    Each such Warrant may be exercised on nay business day before the Expiration Date which is 3 years after the date of this Warrant Certificate, and the holder hereof or any assigns, as the case may be, here by acknowledges that the restricted common stock to be issued underlying these Warrants shall constitute "restricted securities" as defined under the Securities Act of 1933. The Company is under no obligation to register common shares underlying these Warrants, and accordingly the holder hereof, or any assigns, recognizes that any common stock purchased incident to exercise of these Warrants will be purchased as a long-term investment with no view toward transfer, resale, disposition, or distribution to the public. Upon payment for any common shares incident to exercise of these Warrants, all of such shares shall be legally and validly issued and fully paid and nonassessable.

           The Warrants represented hereby are exercisable upon presentation and surrender of this Warrant Certificate, with the election to purchase duly executed by the holder hereof in writing, at the corporate office of the Company, and upon payment to the Company of the Warrant exercise price for the shares of common stock purchasable upon such exercise in US Dollars in cash or other immediately available funds, or upon surrender of obligations of the Company having an unpaid principal balance equal to such exercise price.

            These Warrants are exercisable at the election of the holder hereof or any assigns either in whole or in part anytime and from time to time up to the number of shares specified above. Such shares shall be deemed issued as of the date of surrender of the Warrant Certificate and receipt by the Company of the exercise price herein. In the event this Warrant Certificate is exercised in respect to less than all of such shares, a new Warrant Certificate or Certificates shall be issued on surrender hereof for the number of shares represented by Warrants which have not yet been exercised. The Company shall not be required to issue any fractional shares incident to any exercise of these Warrants; rather any exercise hereof shall be rounded off to the nearest whole common share of the Company.

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           These Warrants are  issued  to the initial holder  hereof incident to
the terms of a Bridge  Note of the  Company  purchased by such  initial   holder
which Bridge Note is part of the Company's Series A 1998 10% Bridge Note.

           Prior to exercise of any Warrants represented hereby, the holder hereof shall not be entitled to any rights of a stockholder of the Company, including without limitation the right to vote or receive dividends or other distributions.

           The Purchase Price, the number of shares purchasable upon exercise hereof, and the number of Warrants outstanding anytime during the term hereof are subject to adjustment from time to time on the occurrence of any event such as declarations of stock dividends, stock splits (forward or reverse), reorganizations or mergers or other business combinations, reclassification of shares, consolidation, or any other such event, so the Holder of any Warrant exercised after such event or time shall be entitled to receive the number and price of shares which, if such Warrant had been exercised immediately prior to such event, such Holder would have owned. Such adjustment or adjustments shall be made successively whenever such event shall occur.

            This Warrant Certificate and these Warrants have not been registered under any securities laws and cannot be transferred or sold in public market transactions unless they have been registered under relevant federal and state securities laws, or they satisfy an appropriate exemption from such registration. This restriction on further transfer, sale or disposition of the common shares underlying these Warrants shall be affixed by standard restrictive legend on any certificates for common shares issued incident to exercise hereof.

            Prior to presentment for transfer of any of there Warrants to the Company or its transfer agent, as the case may be, the Company may deem and treat the registered holder hereof as the absolute owner hereof and of each Warrant for all purposes, and the Company shall not be affected by any notice to the contrary.

            This Warrant Certificate and each Warrant represented hereby shall be construed and governed by the laws of the State of Minnesota.

            EXECUTED duly by the Company on the day and year first stated herein.

                                        MARCH MOTORS INTERNATIONAL, INC.


                                        By______________________________________
                                          Joseph Novogratz, President

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                                 ASSIGNMENT FORM
      (To Be Executed By The Registered Holder Hereof To Transfer Warrants)

FOR VALUE RECEIVED, the undersigned hereby sells, transfers and assigns ______________ of the Warrants represented by this Certificate to
_______________ and does hereby irrevocably constitute and appoint ____________ Attorney to transfer this Warrant Certificate on the records of the Company with full power of substitution in the premises.

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                                    Signature(s)________________________________

                                                ________________________________

                                                ________________________________


Dated:__________________